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                                  EXHIBIT 20.1



For Immediate Release


                  Times Mirror Issues Series A Preferred Stock


          LOS ANGELES, CALIFORNIA, March 23, 1995 -- The Times Mirror Company announced today the amount and dividend rate on its Cumulative Redeemable Preferred Stock, Series A, to be issued to the Chandler Trusts on Friday, March 24, 1995. The Company will issue 823,568 shares of Series A Preferred with a dividend rate of 8 percent per annum. The aggregate stated value of the Series A Preferred will be approximately $411.7 million.

     The issuance of the Series A Preferred is required as part of the merger of Times Mirror's cable television operations with Cox Communications, Inc. As part of the merger transaction, the Company is committed to issue the Series A Preferred to the Chandler Trusts in connection with the completion by Cox of its distribution of common stock to Times Mirror shareholders other than the Chandler Trusts. The Chandler Trusts did not receive shares of Cox common stock in the merger.

     Pursuant to the merger agreement, Cox announced today the issuance of 6,098,238 additional shares of its common stock to Times Mirror shareholders, other than the Chandler Trusts. As a result, Times Mirror shareholders, other than the Chandler Trusts, have received a total of 54,904,252 shares of Cox common stock with an aggregate value of approximately $932 million.

     The dividend rate for the Series A Preferred was established by a bidding process in which the Company accepted bids, based on market rates for comparable securities, from three investment banks, the investment bank advising the Chandler Trusts, the investment bank advising the special committee of outside directors of the Company, and a third independent investment bank selected by the two other banks.





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Pursuant to the Company's agreement with the Chandler Trusts, the middle bid was utilized to determine the dividend rate of the Series A Preferred.

     Times Mirror (TMC--New York and Pacific stock exchanges), a Los Angeles-based consumer and professional information company, publishes the Los Angeles Times, Newsday/New York Newsday, and other newspapers, a wide array of books, information and educational products for professional markets; and national and trade magazines and multimedia software for consumer markets.

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Press Information                                  Investor Information
Martha Goldstein                                   Jean Jarvis
Times Mirror                                       Times Mirror
                                                   213-237-3935